Exhibit 21.1 - List of Subsidiaries

Name	Percentage Owned

Dalian Dongtai Industrial Waste Treatment Co., Ltd.	90%
Liaoyang Dongtai Industry Waste Treatment Co. Ltd.	54% (60% owned by Dalian Dongtai Industrial Waste Treatment Co., Ltd.)